Exhibit 10.2

SEVERANCE, RELEASE AND CONSULTING AGREEMENT

This Severance, Release and Consulting Agreement (“Agreement”) is made between (i) Eric T. Greager (“Employee”) and (ii) Civitas Resources, Inc. (the “Company”). Employee and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Employee’s employment with the Company ended effective January 31, 2022 (the “Separation Date”);

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Employee’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.            Effective Date. This Agreement shall become effective on the eighth day after Employee signs and delivers to the Company this Agreement (the “Effective Date”), so long as Employee does not revoke this Agreement as provided below. Regardless of whether Employee signs this Agreement, to the extent Employee participated in the Company’s group health plans, coverage will cease on January 31, 2022. At that time, if Employee participated in the Company’s group health plans, Employee will be eligible to continue Employee’s group health plan benefits for Employee and Employee’s eligible dependents, subject to the terms and conditions of the Company’s benefit plans, federal law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and, as applicable, state insurance laws.

2.            Consideration.

a.            Employee shall receive from the Company his “Accrued Obligations,” which consist of (i) payment of all earned but unpaid base salary through the Separation Date prorated for any partial period of employment; (ii) payment of Employee’s annual cash bonus, determined in accordance with the Company’s Short Term Incentive Plan (“STIP”) for calendar year 2021; (iii) payment, in accordance with the terms of the applicable benefit plan of the Company or its affiliates or to the extent required by law, of any benefits to which such Eligible Individual has a vested entitlement as of the Separation Date; (iv) payment of any accrued unused vacation; and (v) payment of any approved but not yet reimbursed business expenses incurred in accordance with applicable policies of the Company and its affiliates. Employee hereby acknowledges that his annual cash bonus under the 2021 STIP shall be equal to his weighted average base salary for the period beginning January 1, 2021 and ending October 31, 2021, prorated downward by applying the fraction of 304/365, multiplied by the Company’s 2021 STIP performance percentage (stated as a percentage of target-level performance) as determined by the Compensation Committee of the Board of Directors of the Company (the “Board”). Employee further acknowledges that the Compensation Committee has not yet determined the Company’s 2021 STIP performance percentage and that he will not be paid his annual cash bonus under the 2021 STIP until no later than five (5) business days following the date such determination is made; the Company agrees that such determination shall be made no later than February 28, 2022.

b.            After the Effective Date, and on the express condition that Employee has not revoked this Agreement, the Company will provide Employee with the payments, benefits, and other consideration set forth in Appendix A to this Agreement.

c.            The Company shall report and withhold on each payment and benefit set forth in Appendix A in conformance with applicable tax laws.

3.            General Release.

a.            Employee, on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Eighth Amended and Restated Executive Change In Control And Severance Plan, as in effect on of January 21, 2022 (the “Plan”), under which Employee is an Eligible Individual, but to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder, hereby fully releases the Company and its successors or affiliates, its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this Agreement is signed by Employee. Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to, emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships, and any and all claims for any loss, cost, damage, or expense with respect to Employee’s liability for taxes, penalties, interest or additions to tax on or with respect to any amount received from the Company or otherwise includible in Employee’s gross income through the Separation Date, including, but not limited to, any liability for taxes, penalties, interest or additions to tax arising from the failure of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with the Internal Revenue Code of 1986, as amended, including, but not limited to, Section 409A thereof, or any provision of state or local income tax law; provided, however, that notwithstanding the foregoing, the release set forth in this Section shall not extend to: (a) any vested or portability rights under any pension, retirement, profit sharing or similar plan or employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended; (b) Employee’s rights, if any, to indemnification or defense under the Company’s certificate of incorporation, bylaws and/or policy or procedure, this Agreement or any indemnification agreement with Employee or under any insurance contract, in connection with Employee’s acts or omissions within the course and scope of Employee’s employment with the Company; (c) claims that are unwaivable as a matter of law; or (d) claims for breach of this Agreement. This Agreement and its Appendix A set forth the benefits, payments and obligations to which Employee is entitled under the Plan if, and only if, this Agreement is executed, delivered and become irrevocable by no later than April 1, 2022, which is 60 days after Employee’s Separation Date. Employee acknowledges and agrees that he is not entitled to any other termination or severance benefits whether under the Plan or otherwise.

b.            Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Agreement and its release; (c) Employee has twenty-one (21) days to consider this release (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement, including the release contained herein, will not be effective until the Effective Date.

c.            Nothing in this Agreement (including, without limitation, Sections 4, 5 and 7 hereof), the Plan or any other Company agreement, policy or procedure (this Agreement, the Plan and such other agreements, policies and procedures, collectively, the “Company Arrangements”) limits Employee’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (each, a “Government Agency”) regarding possible legal violations, without disclosure to the Company.  The Company may not retaliate against Employee for any of these activities, and nothing in the Company Arrangements requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other Government Agency. Further, nothing in the Company Arrangements precludes Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.  However, once this Agreement becomes effective, Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that Employee filed or is filed on Employee’s behalf. Notwithstanding anything to the contrary in the Company Arrangements, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Without limiting the foregoing, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

4.            Employee acknowledges that Employee executed an Employee Restrictive Covenants, Proprietary Information and Inventions Agreement under which Employee assumed certain obligations relating to the Company’s confidential and proprietary business information and trade secrets and containing certain covenants relating to competition, solicitation and assignment of invention (“Employee Proprietary Information and Inventions Agreement”). Employee agrees that, except to the extent it conflicts with Section 3(c), the Employee Proprietary Information and Inventions Agreement shall by its terms survive the execution of this Agreement and expressly reaffirms Employee’s commitment to abide by, and promises to abide by, the terms of the Employee Proprietary Information and Inventions Agreement; provided, that, on the express condition that Employee has not revoked this Agreement, notwithstanding the terms of the Employee Proprietary Information and Inventions Agreement, the “Post-Termination Non-Compete Term” (as defined therein) shall be 30 months following the Separation Date. Employee also warrants and represents that Employee has returned any and all documents and other property of the Company constituting a trade secret or other confidential research, development or commercial information (including all computer files, applicable passwords and other electronically stored information) in Employee’s possession, custody or control, and represents and warrants that Employee has not retained any copies or originals of any such property of the Company in any form. Employee further warrants and represents that, except as provided by Section 3(c), Employee has never violated the Employee Proprietary Information and Inventions Agreement, and will not do so in the future.

5.            Employee acknowledges that because of Employee’s position with the Company, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”). Employee agrees that Employee shall testify truthfully in connection with any such Proceeding. Except as provided in Section 3(c), Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with the Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Employee for reasonable out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.

6.            Employee and the Company understand and agree that it is in their mutual best interest to minimize the effect of Employee’s separation upon the Company’s business and upon Employee’s professional reputation. Accordingly, Employee agrees to take all actions reasonably requested of Employee by the Company in order to accomplish that objective. To this end, Employee shall respond to the Company concerning business matters on an as-needed and as-requested basis, and the Company shall exercise reasonable efforts to avoid conflicts between such requests and Employee’s personal and other business commitments, and Employee shall exercise reasonable efforts to fulfill the Company’s requests in a timely manner.

7.            Employee covenants never to disparage or speak ill of the Company or any of the Company’s products or services, or of any past or present employee, officer or director of the Company, except as provided in Section 3(c). Employee further agrees not to harass, as that term is defined by applicable law, any past, present or future Company employee, officer or director. The Company shall counsel its current officers and directors covenant not to disparage or speak ill of Employee, including, but not limited to, his performance, leadership or service with the Company.

8.            Release of Unknown Claims. It is the intention of Employee that this Agreement contains a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this Agreement. It is the intention of Employee in executing this Agreement that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

9.            No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

10.            Warranties. Employee warrants and represents as follows:

a.            Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.

b.            Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, Board members, committee members, employees, agents, and attorneys for the Company.

c.            Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, Board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.

d.            Employee has full and complete legal capacity to enter into this Agreement.

e.            Employee has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that Employee had the full twenty-one (21) days if Employee so desired and that Employee was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right Employee had to review the Agreement for a full twenty-one (21) days.

f.            Employee has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Employee might have under the Age Discrimination in Employment Act, Employee may rescind Employee’s waiver and release within seven (7) calendar days of Employee’s execution of this Agreement and (ii) any such rescission must be in writing and hand delivered to Cyrus (Skip) Marter, General Counsel and Secretary, at Civitas Resources, Inc., 555 17th Street, Suite 3700, Denver, CO 80202, within the seven-day period.

g.            Employee acknowledges, and agrees that (i) Employee is not otherwise entitled to payments, benefits, and other consideration set forth in Appendix A and (ii) these payments, benefits, and other consideration are good and sufficient consideration for this Agreement.

h.            Employee acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, leave (paid and unpaid), vacation, bonuses, equity awards, or other benefits from the Company which are or could be due to Employee, including, without limitation, under the terms of the March 30, 2018 Terms and Conditions of Employee’s employment with the Company, but expressly excluding, without limitation, amounts due to Employee under this Agreement.

11.            Resignation. Employee acknowledges and agrees that, as of the Separation Date, Employee will be deemed to have automatically resigned as, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer; (b) from the Board, the board of directors or board of managers (or similar governing body) of each affiliate of the Company for which Employee served as a director or manager; and (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as the Company’s or such other affiliate’s member’s designee or other representative. Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.

12.            Consulting Services.

a.            During the Consulting Period (as defined below), Employee agrees to provide technical consulting services to the Company in the capacity of an independent contractor, which services will include Employee providing consultation and advice as may be requested by the Board from time to time with regard to the business of the Company and the further transition of Employee’s duties and responsibilities (the “Services”); provided, however, that the level of Services to be performed pursuant to this Section 12(a) shall not exceed a level equal to 20% of the average level of services performed by Employee in his capacity as an employee of the Company during the 36-month period ending on the Separation Date, except for any deviations that may be permitted in accordance with the regulations and other guidance promulgated under Section 409A (as defined below) and, accordingly, Employee’s transition from an employee of the Company to a consultant of the Company shall give rise to a “separation from service” within the meaning of Section 409A.  In providing the Services, Employee agrees to attend such meetings as the Board may reasonably require for communication of his advice and consultation.  Employee shall coordinate the furnishing of the Services with representatives of the Board in order that such services can be provided in such a way as to generally conform to the business schedules and performance standards of the Company, but the method of performance, time of performance, place of performance, and other details of the manner of performance of Employee’s provision of the Services shall be within the sole control of Employee.  During the Consulting Period, (i) Employee shall have the right to devote his business day and working efforts to other business and professional opportunities that do not interfere with his rendering of the Services to the Company or his other obligations to the Company; and (ii) Employee shall not be deemed to be an agent of the Company or have any power to bind or commit the Company or otherwise act on its behalf.

b.            During the Consulting Period, Employee shall be an independent contractor and shall not participate in any benefit plans, programs or arrangements of the Company or any of its affiliates unless such benefits are made available to Employee by operation of law and due to his former employment status with the Company.  As an independent contractor, Employee shall be solely responsible for all taxes on the sums received by him pursuant to this Section 12, and Employee expressly agrees to pay and be responsible for making all applicable tax filings and remittances with respect to amounts paid to Employee pursuant to this Section 12 and to hold harmless the Company and its affiliates for all claims, damages, costs and liabilities arising from Employee’s failure to do so.

c.            In exchange for providing the Services set forth in Section 12(a) and for being available to do so, the Company shall pay Employee a consulting fee equal to $100,000 for each completed three-month period during the Consulting Period (prorated for partial three-month periods), payable within 30 days following the end of each such three-month period.

d.            Unless earlier terminated as provided hereunder, the “Consulting Period” shall be that period between the Separation Date and the date that is 12 months after the Separation Date; provided, however, that the Consulting Period, and Employee’s and the Company’s respective obligations under this Section 12, shall be terminated prior to the date that is 12 months after the Separation Date upon any of the following: (i) the death or disability of Employee; (ii) the termination of the Consulting Period by the Company for Cause (as defined in the Plan); (iii) the termination of the Consulting Period by mutual agreement of the Company and Employee; or (iv) Employee’s exercise of his right to revoke this Agreement as set forth in Section 3(b).

13.            Section 409A. The payments and benefits under this Agreement are intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) or an exemption thereunder and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A. Payment of severance pay pursuant to this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of the aforementioned regulatory exemptions. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

14.            Severability. If any provision of this Agreement (or portion thereof) is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

15.            Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.

16.            Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

17.            Entire Agreement. This Agreement and any confidentiality, non-solicitation, or non-competition agreement signed by Employee, including, without limitation, the Employee Proprietary Information and Inventions Agreement, are the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

18.            Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

19.            Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be exclusively in the Colorado state or federal courts located in Denver County, Colorado.

20.            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

21.            Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.

22.            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.

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IN WITNESS WHEREOF, the Parties have executed this Severance, Release and Consulting Agreement on the dates written below.

EMPLOYEE

/s/ Eric T. Greager	1/31/2022
Eric T. Greager	Date

THE COMPANY

/s/ Cyrus D. Marter IV	1/31/2022
Civitas Resources, Inc.	Date

By: Cyrus D. Marter IV

Title: General Counsel and Secretary

Signature Page to Severance, Release and Consulting Agreement

Appendix A

The Company shall provide Employee with the benefits set forth below in accordance with the Eighth Amended and Restated Executive Change in Control and Severance Plan (the “Plan”), the Agreement to which this Appendix A is attached, and this Appendix A. Capitalized terms not otherwise defined in the Agreement or this Appendix A shall have the meanings set forth in the Plan.

Employee will receive the following elements as consideration for Employee’s execution of the Agreement:

1.	Within 60 days after Employee’s Separation Date, payment, in a lump sum, of Cash Severance equal to 300% of the sum of Employee’s current annual Base Salary of $800,000. For the avoidance of doubt, the Cash Severance payment shall be $2,400,000. State, local and federal tax withholdings on the Cash Severance Amount shall be deducted in accordance with the current W-4 executed by the Employee and on file with the Company.

2.	Effective on the Effective Date of the Agreement, all restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted to Employee under the Company’s LTIP or under the NYSE “inducement grant” exemption that have not previously vested as of Employee’s Separation Date shall vest (and, for PSUs, at their “target” performance level) as of the Separation Date (the “Vested RSUs” and the “Vested PSUs”). For the avoidance of doubt, pursuant to this clause, Employee shall receive 99,225 shares of the Company’s common stock for his Vested RSUs and 49,569 shares of the Company’s common stock for his Vested PSUs.

3.	If and to the extent permitted under applicable law and without additional cost or penalty to the Company or Employee, during the portion, if any, of the 24-month period, commencing as of the date Employee is eligible to elect and timely elects to continue coverage for Employee and Employee’s eligible dependents under the Company’s group health plan pursuant to COBRA or similar state law, the Company shall reimburse Employee for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage, with any such reimbursement payable for the 60 day period immediately following the Separation Date being payable on the first business day 60 days following the Separation Date and any other such reimbursement payable being paid on a monthly basis thereafter; provided that the Company may modify the continuation coverage contemplated by this provision to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Appendix A